Exhibit 16.1

March 23, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K Amendment No.1 for the event that occurred on March 17, 2010, to be filed by our former client, Xcorporeal, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
Los Angeles, California